EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated August 11, 2003 relating to the financial statements for the year ended June 30, 2003 of Memry Corporation, which appears in the Annual Report on Form 10-K/A of Memry Corporation for the year ended June 30, 2005.

/s/ McGladrey & Pullen, LLP

New Haven, Connecticut
October 28, 2005